SOFTWARE LICENSE AND SERVICE AGREEMENT

Dated this 10th day of September 2008

BETWEEN:

CLEO NETWORKS CORPORATION LTD., a British Columbia
corporation, having a principal place of business at 703 - 938 Howe Street,
Vancouver, British Columbia, V6Z 1N9

AND:

CLEO NETWORKS Sp. Z o.o., a Polish corporation, having a principal place of business at Ul. Generala Bema 25/1, Krakow, Poland

(collectively referred as the "Licensor")

AND:

GLOBETECH VENTURES CORP., a British Columbia corporation,
having a principal place of business at Suite 1128, 789 West Pender Street,
Vancouver, British Columbia, V6C 1H2

("Licensee")

AND:

LA CALETA HOLDINGS INC., a corporation, having a principal place of business c/o RFW & partner AG, Basteiplatz 7, Zurich Switzerland

("Investor")

WHEREAS:

A. The Licensor is the owner of the Ibabel Software, as defined below;

B. The Licensor has agreed to grant an exclusive license of the Ibabel Software to the Licensee on the terms and conditions hereinafter set forth;

C. The Licensor has also agreed to build a dating web site for the Licensee;

D. The Licensor is desirous of paying the Investor pursuant to funds and services provided to the Licensor in the past two years;

E. The Licensee is desirous of having a modern and cost effective website dating site.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $10.00 now paid by the Licensor to the Licensee (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1.           DEFINITIONS

1.1	Defined Terms. In addition to other capitalized terms defined throughout this Agreement, the following terms shall have the meanings provided below:

	(a)	“Basic System” means the components of the dating website as shown in Schedule “A”.

(b)

"Content" means any content (including information, text, plan, map, drawing, diagram, pictorial or graphic work, photograph, film, microform, sound recording, videotape, machine-readable record and any other documentary material, regardless of physical form or characteristics, and any part or copy thereof) owned by the Licensee, and incorporated or embedded into the Web Site subject to the terms of this Agreement.

	(c)	"Gateway and Merchant Fees" shall mean fees charged by banks or credit card processors generated as a result of Licensee's e-commerce activities.

	(d)	"Hosting Services" means the act of running Licensor's Software on Licensor's servers on behalf of Licensee.

(e)

"Ibabel Software" or "Software" shall mean proprietary software owned by the Licensor described in this Agreement and provided to Licensee and related Ibabel Software Documentation that shall be utilized in a dating website and as such Software and Documentation may be updated from time to time hereunder, including Ibabel Software Upgrades.

(f)

"Ibabel Software Documentation" or "Documentation" shall mean any documentation, specifications or technical information or materials which Licensor either supplies generally in conjunction with the Ibabel Software, or supplies specifically in accordance with this Agreement.

(g)

"Ibabel Software Upgrades" or "Upgrades" shall mean upgrades, updates and/or enhancements of the Ibabel Software as created and/or developed by or for Licensor which are marketed under the same product number and nomenclature or which are marketed as a replacement for the Ibabel Software.

	(h)	"Licensee Documentation" shall mean any documentation, which Licensor provides to Licensee for the purpose of supporting Licensees of the Ibabel Software.

	(i)	"Licensor's Trademarks" shall mean "Ibabel" and any future trademarks owned or licensed by Licensor for use in promoting the Ibabel Software.

	(j)	"Servers" shall mean the physical machine or machines on which the Ibabel Software will be installed.

	(k)	"Services" shall mean the building of the Web Site, the details of which are particularly described herein.

	(l)	"Web Site" shall mean the dating web site to be built by the Licensor and provided by the Licensee on the World Wide Web.

2.	GRANT OF RIGHTS LICENSE

2.1

Grant of License. Subject to the terms and conditions set forth in this Agreement, Licensor grants to Licensee, and Licensee accepts from Licensor, a limited, non- exclusive, non-transferable, license to:

	(a)	use the Ibabel Software, hosted by Licensor, for all legal uses contemplated by this Agreement;

	(b)	permit Licensee and its clients and end users to access the Ibabel Software through the Web Site and use the Ibabel Software, for all legal uses contemplated by this Agreement; and

	(c)	permit Licensee personnel to access the Ibabel Software in connection with creating and testing modifications to the Ibabel Software prior to introducing it to the Web Site.

2.2	Restrictions on License. The license is limited as follows:

	(a)	except as permitted hereunder, Licensee shall not copy or reproduce the Ibabel Software nor distribute all or any portion of the Ibabel Software to any person or entity;

	(b)	Licensee shall not reverse engineer, decompile, or otherwise attempt to determine the source code or algorithms of the Ibabel Software; and

	(c)	Licensee shall not modify the Ibabel Software source code.

2.3

Trademarks. Licensor hereby grants Licensee the non-exclusive right to display and use Licensor's Trademarks. Licensee shall assure that the use of Licensor's Trademarks is per Licensor's express specifications. Licensee agrees that Licensor's Trademarks shall remain the sole property of Licensor and that Licensee will obtain no proprietary interest by virtue of this Agreement in any of Licensor's Trademarks.

2.4	Transfer of Agreement. This Agreement may not be transferred without approval by Licensor and Licensee. Approval will not be unreasonably withheld.

2.5	Ownership of Content. The data in the database containing all content including users, messages, and other data, is the property of Licensee. A copy of the database or an ASCII formatted file containing all the database information will be made available to Licensee upon request.

3.	DELIVERY OF SOFTWARE AND SERVICES

3.1	Delivery of the Ibabel Software. Licensor shall deliver to Licensee the Ibabel Software by means of installing it on a Server operated by Licensor and providing administrative access to Licensee.

3.2

Delivery of Ibabel Software Upgrades. From time to time, Licensor may in its sole discretion design or develop Ibabel Software Upgrades. Licensor shall deliver to Licensee such Ibabel Software Upgrades by means of installing them on the Server operated by Licensor. Licensor will provide Ibabel Software Upgrades to Licensee during the term of this Agreement at no additional charge. Licensor reserves the right to modify the database design and structure with any subsequent software release. In the event of such modification, Licensor shall ensure that new versions provide Licensee with full access to all database content created under previous releases. Licensor will provide to Licensee with each Ibabel Software Upgrade updates to the Licensee Documentation and the Ibabel Software Documentation incorporating the changes effected by such upgrade.

3.3

Technical Support and Services. The Licensor shall build the basic components ("Basic Services") of the Web Site as set out in Schedule A and provide the technical support services during the term of this Agreement. The Licensor may also build the additional components ("Additional Services") of the Web Site as set out in Schedule A.

3.4	Logo. The Licensee agrees that the Licensor's logo accompanied by the phrase "Powered by Ibabel " that is linked to the Licensor's home page.

4.             CONSIDERATION

4.1           The Licensee agrees to pay to the Licensor an initial fee of $125,000 in consideration of the License, Basic System and the Services (together, the Fee).

4.2           The Licensee agrees to pay to the Licensor a maintenance fee for the Basic Services of $6,000 per month for the term of this Agreement.

4.3           For each Additional Service provided, the Licensee will pay the Licensor additional amounts of cost plus 20% for any additional services as shown on Schedule “A” for each Additional Service. Royalties may apply on some online subscription services as selected by the Licensee.

4.4           The amounts payable to the Licensor under this Agreement do not include taxes, and the Licensee will be responsible for, all applicable goods and services tax, provincial sales tax, duties or other similar taxes on the Fee.

4.5           During the term of this Agreement, the Licensee may request that the Licensor perform additional work or provide additional services or that Licensee retain third parties to perform additional work or provide additional services not included in the Services. The Licensee agrees to pay the Licensor for additional work or services as follows:

(a)	for any other work and services provided by the Licensor, on a time and materials basis, using the Licensor's current hourly or daily rates; and

(b)	for work and services provided by a third party, by reimbursing the Licensor for the full amount paid to the third party.

4.6           The Licensee agrees to issue common shares in its capital stock to the Investor or its nominees at the rate of $0.10 per share for a total of six million shares for a total consideration of $600,000.

4.7           the Licensee agrees to pay for all Hosting services required. The Licensor has registered on behalf of the Licensee the following websites:

Thegreatdatingsite.com, Worldsbestdatingsite.net , Matingcall.com

Other names will be sought where the Licensee agrees to pay for the cost thereof.

5.	PAYMENT TERMS

5.1

Payment of Fees. In consideration of the services to be provided, on the first day of each month Licensee shall pay Licensor the license and service fees in force from time to time. These fees will not be increased during the first twelve months of service. Thereafter, Licensor must give thirty days advance notice prior to changing the fee structure or amounts. Fees paid by NSF cheques will be subject to a $25 penalty charge.

5.2	Late Payment. If the Licensee fails to make this payment to the Licensor within thirty (30) days of it being due, the Licensor may in its absolute discretion:

	(a)	charge interest at 1.5% per month current on the outstanding balance;

	(b)	alter any of the selected application services or system resources in any respect;

	(c)	revoke any user identification, password, or IP number or address communicated to the Licensee;

	(d)	prohibit the Licensee from using any of the selected application services or system resources; or

	(e)	terminate this Agreement.

The Licensee acknowledges that any such action by the Licensor may cause significant hardship to the Licensee but that it is reasonable and necessary for the Licensor to be able to effectively conduct its business, therefore the Licensee waives all causes of action and remedies, including injunctive remedies, which might otherwise be applicable in response to any such action proposed or undertaken by the Licensor.

6.	TERM AND TERMINATION

6.1

Term. The initial term of this Agreement shall commence on the date of this Agreement or as mutually agreed to by the parties and documented in a written document incorporating this Agreement (the "Effective Date") and shall continue for a period of one (1) year thereafter. Upon expiration of the initial term, the Agreement shall automatically renew for subsequent one year periods unless terminated by either party. In order to terminate the Agreement during a subsequent period, the terminating party must give written notice to the other party at least fourteen (14) days prior to expiration of the renewal date.

6.2

Termination for Cause. In the event of a material breach of this Agreement by either party, the non-breaching party may terminate this Agreement by sending the breaching party written notice of the nature of such breach and by providing the breaching party an opportunity to cure such breach within fourteen (14) days. Non-payment shall be considered a material breach. If the material breach is not cured within fourteen (14) days of written notification, this Agreement will be automatically terminated.

6.3

Effect of Termination. Upon termination of this Agreement, all of the licenses granted to Licensee shall immediately terminate. Each party shall return to the other party any and all information received from the other party pursuant to this Agreement that has been marked "Confidential."

6.4

Effect of Breach. No breach by Licensee shall relieve it of its obligation to pay the fees in accordance with Section 4.1 hereof. The remedies set forth in this Agreement are cumulative and not exclusive. Each party shall be entitled to pursue, in connection with any breach, such remedies as are provided by law or equity in connection with such breach.

7.	NOTICES

7.1

Notices. Any notice or other communication to be given hereunder shall be in writing and shall be: (i) personally delivered; (ii) transmitted by postage prepaid registered or certified airmail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight courier service; or (iv) by facsimile or e-mail, the receipt of which is confirmed in writing. Unless otherwise provided herein, all notices shall be deemed to have been duly given on:

	(a)	the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally or by courier; or

	(b)	upon voice confirmation of receipt of facsimile or e-mail.

Either party may change its address for purposes hereof on not less than three (3) days prior notice to the other party.

8.              LIMITED WARRANTY

Licensor warrants that the Software will substantially achieve the functionality described in the Documentation provided with the Ibabel Software. Licensor does not warrant, however, that Licensee's use of the Software will be uninterrupted or that the operation of the Software will be error-free or secure. In addition, the security mechanism implemented by the Software has inherent limitations and Licensee is solely responsible for determining that the software sufficiently meets Licensee's security and operational needs. Licensor's sole liability for any breach of this warranty shall be to refund up to one month's hosting fees (if paid by Licensee). Only if Licensee informs Licensor of Licensee's problem with the Software during the term of the hosting service will Licensor be obligated to honor this warranty. THIS IS A LIMITED WARRANTY AND IT IS THE ONLY WARRANTY MADE BY LICENSOR. LICENSOR MAKES NO OTHER EXPRESS OR IMPLIED WARRANTY AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. NO LICENSOR DEALER, AGENT, OR EMPLOYEE IS AUTHORIZED TO MAKE ANY MODIFICATIONS, EXTENSIONS, OR ADDITIONS TO THIS WARRANTY.

9.	PROPRIETARY INFORMATION

9.1

Protection of Proprietary Information. Each party will refrain from using the other party's Proprietary Information except as contemplated herein, and from disclosing such Proprietary Information to any third party except to employees and contractors who participate directly in the performance of the receiving party's obligations hereunder. Each party shall protect and safeguard the Proprietary Information of the other party using at least the same degree of care such party uses to protect its own confidential information of like importance.

9.2

Proprietary Information Defined. For purposes of this Agreement, Proprietary Information (or "Confidential Information") includes any information and data which is, or should be reasonably understood to be, confidential or proprietary to the disclosing party, which may include, without limitation, proprietary technical, financial, personnel, marketing, pricing, sales and/or commercial information with respect to the products and services of the parties, as well as ideas, concepts, designs, computer programs (including source code and object code) and inventions and all record bearing media containing or disclosing such Proprietary Information which are disclosed pursuant to this Agreement. Proprietary Information does not include information:

	(a)	already rightfully known to the receiving party without restriction or that has been independently developed by the receiving party without the use of any Proprietary Information;

(b)	disclosed in published materials through no violation of this Agreement;

(c)	generally known to the public without restriction through no fault of the receiving party;

(d)	obtained without restriction from any third party rightfully empowered to disclose such information; or

(e)	information required to be disclosed by law.

10.	INDEMNIFICATION AND LIABILITY PROVISIONS

10.1

Indemnification. Licensee agrees to defend, indemnify and hold Licensor harmless from and against any and all claims, losses, liabilities and expenses (including lawyers' fees) related to or arising out of the services provided by Licensor to Licensee under this Agreement, including without limitation claims made by third parties (including clients of Licensee) related to any false advertising claims, liability claims for products or services sold by Licensee, claims for patent, copyright or trade mark infringement, claims due to disruption or malfunction of services provided hereunder, or for any content submitted by the Licensee for publication by Licensor. In the event use of the Software becomes, or in Licensor's reasonable opinion is likely to become, the subject of a claim of infringement of a patent, copyright or other proprietary right, it is Licensor's option to remedy the situation by (i) procuring the continuing right to use the Software, or (ii) replacing or modifying the Software so that it no longer infringes, or (iii) terminating the hosting agreement. Licensor represents that as of the Effective Date there are no known or expected claims that the Software infringes a patent, copyright or other proprietary right of a third party and further represents that the Software does not infringe a patent, copyright or other proprietary right of a third party. Licensor has no responsibility for the content carried on Licensee's hosted site. Licensee will indemnify and hold harmless Licensor for any third party claims, allegations or legal actions brought against Licensor as a result of Licensee's use of Licensor's product/service offering and will hold Licensor harmless for any attorney fees, court costs, damages or other liabilities. Licensee will promptly inform Licensor of any claims or suits and will cooperate with Licensor in any defense. Both parties shall further indemnify the other against the other's improper disclosure or use of any information transmitted by a client on the Web Site.

10.2

Limitation on Liability. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, LICENSOR, ITS SUPPLIERS, AGENTS, AND ASSIGNESS SHALL NOT BE LIABLE TO LICENSEE OR ITS AGENT OR ASSIGNEES FOR ANY DIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY DAMAGES IN EXCESS OF ONE MONTH'S HOSTING FEES (ACTUALLY PAID BY LICENSEE), EVEN IF LICENSOR HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY OTHER PARTY. THIS LIMITATION OF LIABILITY SHALL NOT APPLY TO

LIABILITY FOR DEATH OR PERSONAL INJURY TO THE EXTENT APPLICABLE LAW PROHIBITS SUCH LIMITATION. FURTHERMORE, SOME STATES AND JURISDICTIONS DO NOT ALLOW THE LIMITATION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES SO THE ABOVE LIMITATIONS MAY NOT APPLY TO LICENSEE.

11.	ENFORCEMENT

11.1	The Licensor is responsible for preparing, filing, prosecuting, and maintaining all applications and registrations of the intellectual property licensed to the Licensee under this Agreement.

11.2	The Licensee must immediately notify the Licensor if the Licensee becomes aware of

(a) any claims by third parties that the Trademark infringes other trademarks,

(b) any infringement or passing off of the Trademarks, or

(c) any application to register trademarks which could conflict with the Trademark.

11.3

The Licensee does not have any obligation to prosecute or defend any action or suit relating to the Trademark. The Licensor has the primary right, but not the obligation, to commence, prosecute and control any action or proceeding with respect to any infringement of the Trademark, using counsel of its choice.

12.	GENERAL PROVISIONS

12.1

Remedies. Except where otherwise specified, the rights and remedies granted to a party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the party may possess at law or in equity.

12.2

Applicable Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Province of British Columbia without regard to conflicts of laws provisions thereof.

12.3

Attorney's Fees. In the event of any legal proceeding between the parties arising under this Agreement, the prevailing party in any action shall be entitled to recover, in addition to any other relief awarded or granted, its costs and expenses (including reasonable attorneys' fees) incurred in any such proceeding.

12.4

Further Assurances. Either party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other party for the implementation or continuing performance of this Agreement.

12.5	Construction. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect

12.6

No Waiver. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

12.7	Amendment. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by both parties.

12.8

Entire Agreement. This Agreement, including its Exhibits and Attachments, represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings, written or oral, between the parties with respect to the subject matter hereof. The terms and conditions of any present or future purchase order or invoice submitted by Licensor or Licensee that conflict with or in any way purport to amend or add to any other terms and conditions of this Agreement or any exhibit hereto shall be of no force or effect nor shall it govern in any way the subject matter hereof, unless the same is expressly agreed to in writing and is executed by authorized representatives of Licensor and Licensee.

12.9

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document, and may be delivered to the other party by facsimile transmission of the signature pages hereto.

12.10

Independent Contractors. The parties to this Agreement are independent contractors. Neither party is an agent, representative or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the parties or to impose any liability attributable to such a relationship upon either of the parties.

12.11	Survival. The following provisions of this Agreement shall survive the expiration or termination of this Agreement: 1, 2, 9, 10, 12.2, 12.3, and 12.12.

12.12

Excuse. Neither party shall be liable for, or be considered in breach of or default under this Agreement (except with respect to payment and confidentiality obligations hereunder) on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such party's reasonable control and which such party is unable to overcome by the exercise of reasonable diligence.

12.13           All funds herein are in Canadian funds.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

CLEO NETWORKS CORPORATION

Per:

Authorized Signatory

CLEO NETWORKS Sp. Z o.o.

Per:

Authorized Signatory

GLOBETECH VENTURES CORP.

Per:

Authorized Signatory

LA CALETA HOLDINGS INC.

Per:

Authorized Signatory

Schedule "A"
	Basic	Additions
Banner system		y
Basic design	y
Basic tweaking to existing system	y
Billing system and global account management system		y
Captcha	y
Conference networks	y
Contact list changes	y
Contact listing	y
Conversation profile	y
Design changes		Y
Design features	y
Email confirmation & welcome message, registration confirmation via the email	y
Filters - restrictions for access	y
General features	y
Geographic location data base		y
Geographical search	y
Geographical search		y
Image galleries	y
Installation and configuration	y
Instant Messaging chat with popup window.	y
Network funtionality	y
On-line search engine optimization		y
Pre-development activities	y
Profile creation	y
Profile editing	y
Profile editing in manager	y
Profile search	y
Profiling	y
Profiling program		y
Rate user profiles 1 out of 10.	y
Referral and affiliate system		y
Registration page	y
Registration process	y
Search for conversation.	y
Send kiss, wink or slap.	y
SMS technology		y
Specifications	y
System to show active participants	y
Tracking system		y
Updating features		y
User profile	y
User profile search feature	y
Video conferencing		y
Voting for conferences	y

Wiring Instructions:

Recipient:	Cleo Networks Sp. Zoo

Bank:	Millennium Bank S.A.
Branch 137
Krakow Starowislna 25
Krakow, Poland

Contact:	Anna Ankowska
48 22 598 40 40

Account:	PL06116022020000000110089100 (international wire)

Swift Code:	BIGBPLPW